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Exhibit 2(l)

BLANK ROME LLP
405 Lexington Avenue
New York, NY 10174

                      July 26, 2006

Alpine Global Dynamic Dividend Fund
2500 Westchester Avenue, Suite 215
Purchase, NY 10577

Ladies and Gentlemen:

        We have acted as counsel to Alpine Global Dynamic Dividend Fund (the "Trust"), a Delaware statutory trust, in connection with the Trust's Registration Statement on Form N-2 filed with the Securities and Exchange Commission under Rule 462(b) on July 25, 2006 (the "Registration Statement"). The Registration Statement covers shares of beneficial interest in the Trust, without par value (the "Shares"), offered in one series.

        For purposes of rendering this opinion, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following documents:

  a)
  the Registration Statement;

  b)
  a Certificate of the Secretary of State of the State of Delaware (the "Secretary of State") as to the legal existence and good standing of the Trust, dated July 25, 2006;

  c)
  Certificate of Trust, dated as of May 11, 2006, as filed in the office of the Secretary of State on May 11, 2006, and certified by the Secretary of State on July 20, 2006;

  d)
  an Underwriting Agreement, dated July 25, 2006, among the Trust, Alpine Woods Capital Investors, LLC and the underwriters listed therein (the "Underwriting Agreement");

  e)
  an officer's certificate, dated July 21, 2006, executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Agreement and Declaration of Trust, the Trust's By-Laws and the resolutions of the Board of Trustees of the Trust authorizing the issuance of the Shares, the approval of the Underwriting Agreement and the approval of the form of certificate representing the Shares (the "Share Certificate"); and

  f)
  the form of Share Certificate;

        Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Declaration of Trust or, if not defined therein, in the Delaware Statutory Trust Act, as amended, 12 Del. C. Section 3801 et seq. (the "Act").

        For purposes of this opinion, we have not reviewed any documents other than those documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that may be referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters stated or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

        With respect to all documents examined by us, we have assumed that: (i) all signatures on such documents are genuine; (ii) all documents submitted to us as originals are authentic and complete; and (iii) all documents submitted to us as copies conform to the originals of those documents.

        This opinion letter is limited to the Act, and we have not considered, and express no opinion on, any other laws, rules or regulations of the State of Delaware or any laws of any other jurisdiction, including, without limitation, federal laws, rules and regulations. Our opinions are rendered only with respect to the Act as in effect on the date hereof.

        We understand that all of the foregoing assumptions and limitations are acceptable to you.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold, paid for and issued in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as noted below, non-assessable as provided in the Trust's Agreement and Declaration of Trust.

        With respect to the opinion expressed above, we note that, pursuant to Section 3.7 of Article III of the Trust's Agreement and Declaration of Trust, the Trustees have the power to cause each holder of shares to pay directly, in advance or arrears, for charges of distribution of the Trust's custodian or transfer, shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such holder of Shares from declared but unpaid dividends or distributions owed by such holder of Shares and by reducing the number of Shares in the account of such holder by that number of full and fractional Shares which represents the outstanding amount of such charges due from such holder of Shares.

        We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which hereafter may come to our attention, or to reflect any changes in any facts, circumstances or law which may hereafter occur.

        We hereby consent to the use of this opinion as Exhibit 2(l) to the Registration Statement and to the reference to this firm in the Trust's Prospectus and the Statement of Additional Information, in each case, included as part of the Registration Statement. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder. Nothing in this paragraph shall be deemed to change the effective date of this opinion.

                      Very truly yours,

                      /s/ BLANK ROME LLP

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  Exhibit 2(l)